Exhibit 99.1

December 11, 2020

New York, December 11, 2020 - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced that it has issued an additional $75.0 million aggregate principal amount of notes due 2024 (the “2020 Notes”) at par under the existing December 2019 agreement.

The 2020 Notes are unsecured and bear an interest rate of 4.50% per year, payable quarterly and will mature on December 31, 2024, and may be redeemed in whole or in part at any time or from time to time at the Company’s option plus a premium, if applicable.

The Company used the proceeds from the 2020 Notes to pay down debt and to pay fees and expenses in connection with this offering. Subsequent to the close of the transaction, the Company repaid all remaining amounts outstanding under the senior secured revolving credit facility entered into by TCG BDC SPV LLC, the Company’s wholly-owned and consolidated subsidiary, and terminated that facility.

TCG Capital Markets acted as sole placement agent for this offering.

The Notes were not and will not be registered under the U.S. Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About TCG BDC, Inc.
TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through September 30, 2020, TCG BDC has invested approximately $6.0 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.
Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors.

There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
L. Allison Rudary	Brittany Berliner
+1-212-813-4756 allison.rudary@carlyle.com	+1-212-813-4839 Brittany.berliner@carlyle.com